Media Relations Contact                                                                                                                              Investor Relations Contact
Timothy G. Weir, APR                                                                                                                                      Todd Taylor
Director of Public Affairs, Communications & Marketing                      Vice President and Treasurer
(812) 962-5128 | tweir@accuridecorp.com                                                                     (812) 962-5105 | ttaylor@accuridecorp.com

FOR IMMEDIATE RELEASE

Accuride Acquires Majority Stake in Gianetti Ruote S.r.l.

·	Advances Accuride's strategy to supply wheels globally
·	Gianetti produces steel wheels for Europe's leading commercial vehicle OEMs

EVANSVILLE, Ind., USA and TURIN, Italy – November 3, 2015 – Accuride Corporation (NYSE: ACW) – a leading supplier of components to the global commercial vehicle industry – and CLN Group, a leading supplier of steel and metal-formed components and assemblies to the global automotive industry, today announced that Accuride has acquired a majority stake in steel wheel manufacturer Gianetti Ruote S.r.l. from the MW Italia wheels division of CLN S.p.A.  CLN, through MW Italia, will retain a minority interest in the business.  The partnership – which gives Accuride immediate long-term supply contracts with key global OEM customers in Europe – advances Accuride's strategy to become a leading wheel supplier to the global commercial vehicle industry.  The business will retain its headquarters and principal manufacturing and engineering facility in Ceriano Laghetto near Milan, Italy.  Accuride has agreed to invest €19.75 million over the next 36 months to improve Gianetti's manufacturing operations in exchange for its majority equity position.  For the nine month period ended September 30, 2015, Gianetti generated net sales and Adjusted EBITDA were $28.7 million and $(2.2) million, respectively.

"Acquiring a majority stake in Gianetti Ruote establishes Accuride as a tier-one wheel supplier to Europe's leading commercial vehicle OEMs," Accuride President and CEO Rick Dauch said.  "The partnership enables us to strengthen relationships with our global OEM customers by serving their needs in Europe, build closer ties to key regional OEMs and grow Gianetti's business.  We will improve the competitiveness and profitability of the business by combining select strategic investments with our rigorous quality and lean manufacturing systems to help the Gianetti wheel-production facility achieve world-class levels of quality and operational excellence."

"I believe that our agreement with Accuride will prove to be an extraordinary opportunity for Gianetti to be not only a European player, but a global one," said Gabriele Perris Magnetto, CEO of CLN S.p.A.  "Gianetti's strong product design expertise will be exported globally, thus reinforcing its product leadership in the new venture."

Accuride Wheels Global Strategy
Gianetti Ruote becomes part of Accuride's expanded global Wheels business unit under the continued leadership of Scott Hazlett, Senior Vice President, Operations.  Gianetti Ruote provides Accuride with immediate technology and manufacturing resources, as well as geographic reach in the European market and beyond.

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"Accuride will continue Gianetti's proud tradition of supplying best-in-class steel wheel products by strengthening its capable engineering resources and manufacturing assets," said Accuride's Scott Hazlett.  "As partners, Accuride and CLN will leverage Gianetti's advanced wheel technologies to meet our customers' current and future vehicle program requirements."

About Gianetti Ruote S.r.l.
One of Europe's longest-standing, leading producers of commercial steel wheels, Gianetti Ruote S.r.l. originated in 1880 as a manufacturer of wheels for agricultural equipment.  In the 1920s, it began producing wheels for automobiles and commercial trucks in addition to its agricultural offerings.  The company initiated a globalization strategy in the 1930s, obtaining the license to produce steel truck rims from Firestone Steel Products, and cast-steel spoke wheels from Dayton Steel Foundry, both of the United States.  Today, Gianetti supplies steel wheels to Europe's leading manufacturers of commercial vehicle equipment, including trucks, buses and trailers.  Its manufacturing and engineering center is located in Ceriano Laghetto (near Milan), Italy.

About Accuride Corporation
With headquarters in Evansville, Ind., USA, Accuride Corporation is a leading supplier of components to the global commercial vehicle industry. The company's products include commercial vehicle and motorcycle wheels; wheel-end components and assemblies; and specialty cast-iron components for a range of agricultural, construction and mining, and oil and gas equipment applications.  The company's products are marketed under its brand names, which include Accuride®, Accuride Wheel End SolutionsTM, Gunite®, Gianetti RuoteTM and BrillionTM. Accuride's common stock trades on the New York Stock Exchange under the ticker symbol ACW. For more information, visit the Company's website at http://www.accuridecorp.com.

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